Exhibit 99.1
GTSI Reports Strong Third Quarter
Professional Services Drive Profitable Results
CHANTILLY, VA., November 14, 2007 — GTSI Corp. (NASDAQ: GTSI), an Enterprise IT infrastructure solutions and services provider to government, today announced its financial results for the quarter ended September 30, 2007.
“The transformation of GTSI continues to be evident in these third quarter results,” said Jim Leto, President and Chief Executive Officer of GTSI. “Financial and professional services, with their higher margins, are leading the return to profitability for GTSI. The results also show that our strategic plan begun in 2006 is bearing fruit. That plan had three major elements: moving away from commodity one-off transactions; focusing on a select number of strategic industry partners; and increasing the pursuit of meaningful longer-term program and project engagements in the area of financial and professional services.”
“I am gratified by the results we achieved in nearly every measurable area. Sales bookings are ahead of plan, and the sales mix continues to improve as we shift to higher margin business as part of our focused partner strategy. Our customers continue to look to GTSI as subject matter experts in the areas of infrastructure solutions and services, which has improved our financial performance,” said Leto.
Q3 2007 Results
•	Revenue $182.4 million

•	Net income $5.5 million

•	Earnings per share (diluted) $0.55
As expected, due to our transformation plan, order volume dropped in the quarter. The focus on changing the business model gained traction in the quarter as gross margin increased from 10.7% in 2006 to 14.8% in 2007. Net income swung from a loss of $3.4m in the third quarter of 2006 to a profit of $5.5m during the third quarter of 2007. In September, phase one of the touchless order initiative began, which resulted in 20% of all purchase orders flowing through the system with reduced contact from GTSI employees “We believe the savings associated with this initiative should allow us to invest in other more profitable areas of the business,” said Leto.
Programs and Professional Services
“GTSI’s third quarter performance in the areas of programs and professional services was the strongest in the company’s history,” said Bill Weber, Senior Vice President of Program and Professional Services for GTSI. “Our sales team delivered several new wins in the areas of staff augmentation, security solutions and server and network infrastructure upgrades. Our professional services margin backlog as September 30, 2007 was 31% of GTSI’s total margin backlog. By comparison professional services margin backlog comprised 15% in third quarter of 2006 and 10% in third quarter of 2005 of GTSI’s total backlog. One area GTSI benefited from during the quarter was an increase in the rate for which support programs were sold with or ‘attached’ to product sales, which positively impacted gross margin. We are excited about the prospects of our professional service offerings and will be aggressively focusing on this higher margin business.”

During the quarter GTSI obtained important categories and pricing modifications for the services offered on its GSA Schedule 70. These modifications are expected to allow GTSI to provide customers with an expanded set of services to support its sales as well as provide greater visibility in the market for its offerings.
Financial Update
For the third quarter 2007, GTSI reported sales of $182.4 million, a 24.5% decline over the same period a year ago. Management believes that the decline in revenue was primarily the result of a corporate strategy to not discount orders below $10,000 and netting of certain software and service offerings. Net income for the quarter was $5.5 million or earnings of $0.55 per fully diluted share. Selling, general, and administrative expenses were $28.6 million, a decline of 5.3% from the same period in 2006.
Gross margin was up $1.1 million to $27.0 million in the third quarter of 2007 versus the third quarter of 2006. Gross margin percentage for the third quarter of 2007 was 14.8%.
“We continue to improve our balance sheet,” said Joe Ragan, Chief Financial Officer for GTSI. “Our debt capacity, including vendor credit lines, now tops $300 million. We have seen a significant 78% improvement in borrowings year over year and our day sales outstanding (DSOs) are at a low of 39 days as a result of improved delivery and collections.”
Conference Call
An investor conference call to discuss results for the quarter ended September 30, 2007 is scheduled for 11:00 a.m. Eastern Time November 14, 2007. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through November 14, 2008. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, November 22, 2007. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 62104069.
About GTSI Corp.
GTSI Corp. is an information technology solutions provider offering a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows government agencies to implement solutions of national and local significance quickly and cost effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet governments’ current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com
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GTSI Corp.
Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	September 30,		Change from 2006
	2007	2006	Actual	Percentage

Sales	$182,410	$241,569	$(59,159)	-24.5%
Cost of sales	155,369	215,669	(60,300)	-28.0%

Gross margin	27,041	25,900	1,141	4.4%

Selling, general, and administrative expenses	28,607	30,220	(1,613)	-5.3%

Loss from operations	(1,566)	(4,320)	2,754	63.8%

Interest and other income, net	7,181	817	6,364	778.9%

(Loss) Income before Income Taxes	5,615	(3,503)	9,118	260.3%

Income tax provision	(98)	110	(208)	-189.1%

Net (Loss) Income	$5,517	$(3,393)	$8,910	262.6%

Basic net loss per share	$0.57	$(0.36)	$0.93	259.0%

Diluted net loss per share	$0.55	$(0.36)	$0.91	253.1%

Weighted average shares outstanding:
Basic	9,619	9,404	215	2.3%

Diluted	9,991	9,404	587	6.2%

GTSI Corp.
Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Nine Months Ended
	September 30,		Change from 2006
	2007	2006	Actual	Percentage

Sales	$480,129	$570,805	$(90,676)	-15.9%
Cost of sales	413,020	500,093	(87,073)	-17.4%

Gross margin	67,109	70,712	(3,603)	-5.1%

Selling, general, and administrative expenses	82,004	86,944	(4,940)	-5.7%

Loss from operations	(14,895)	(16,232)	1,337	8.2%

Interest and other income, net	10,194	3,645	6,549	179.7%

Loss before Income Taxes	(4,701)	(12,587)	7,886	62.7%

Income tax provision	(350)	110	(460)	-418.2%

Net Loss	$(5,051)	$(12,477)	$7,426	59.5%

Basic net loss per share	$(0.53)	$(1.33)	$0.80	60.3%

Diluted net loss per share	$(0.53)	$(1.33)	$0.80	60.3%

Weighted average shares outstanding:
Basic	9,549	9,356	193	2.1%

Diluted	9,549	9,356	193	2.1%

GTSI Corp.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,	Change from December 31, 2006
	2007	2006	Actual	Percentage
ASSETS
Current assets:
Cash	$903	$705	$198	28.1%
Accounts receivable, net	183,270	222,072	(38,802)	-17.5%
Inventory	35,721	35,691	30	0.1%
Other current assets	13,456	31,839	(18,383)	-57.7%

Total current assets	233,350	290,307	(56,957)	-19.6%
Property and equipment, net	12,453	13,627	(1,174)	-8.6%
Other assets	22,692	26,747	(4,055)	-15.2%

TOTAL ASSETS	$268,495	$330,681	$(62,186)	-18.8%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$6,599	$30,912	$(24,313)	-78.7%
Accounts payable	134,315	142,217	(7,902)	-5.6%
Financed lease debt, current portion	9,420	16,546	(7,126)	-43.1%
Accrued liabilities and deferred revenue	17,514	30,435	(12,921)	-42.5%

Total current liabilities	167,848	220,110	(52,262)	-23.7%
Long-term debt	10,000	10,000	—	0.0%
Long-term financed lease debt	11,914	18,758	(6,844)	-36.5%
Other liabilities	5,209	5,130	79	1.5%

Total liabilities	194,971	253,998	(59,027)	-23.2%
Stockholders’ equity	73,524	76,683	(3,159)	-4.1%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$268,495	$330,681	$(62,186)	-18.8%